Exhibit 99.1

Rocky Mountain Chocolate Factory Reports Fiscal Second Quarter 2027 Financial Results

Management to Host Conference Call Monday at 5:00 p.m. ET

DURANGO, Colo., October 19, 2026 (GLOBE NEWSWIRE) -- Rocky Mountain Chocolate Factory, Inc. (Nasdaq: RMCF) (the “Company” or “RMCF”), America’s Chocolatier® since 1981, is reporting financial and operating results for its second quarter of fiscal 2027, which ended August 31, 2026.

“Since stepping into the Interim CEO role, I have been encouraged by the way our leadership team has come together around a shared set of priorities for the business,” said Allen Harper, Interim CEO. “With COO David Denker leading our day-to-day operations, our teams are increasingly aligned across the business. That alignment is strengthening accountability and decision-making as we build a stronger organization and position Rocky Mountain Chocolate Factory for sustainable growth and long-term shareholder value.”

David Denker, Chief Operating Officer, added, “During the second quarter, we made progress improving production and execution across the business. August was our highest production and shipping month of the calendar year. Increasing production volume from our Durango facility remains a key priority as we prepare for the holiday season. Enhancements to our reporting platform, combined with our ERP capabilities, are providing our teams with greater visibility into demand, inventory and production requirements. These operational improvements, together with our continued focus on production efficiency and execution, contributed to the recovery in gross margin during the quarter. We believe there is additional opportunity to build on this progress as we move through the holiday season.”

Mr. Denker continued, “The acquisition of Chino Hills in July 2026 expanded our company-owned store base to five locations, while new franchised stores opened in Folsom, California, and Tinton Falls, New Jersey. As we grow our footprint and continue to enhance operations, we remain focused on consistent execution, supporting our franchisees and preserving the product quality and longstanding recipes that distinguish Rocky Mountain Chocolate Factory.”

Fiscal Second Quarter 2027 Financial Results vs. Fiscal Second Quarter 2026

●	Total revenue was $6.7 million for the second quarter of fiscal 2027 compared to $6.8 million in the second quarter of fiscal 2026. Primarily due to lower Durango product sales and royalty and marketing fees which offset the increase in retail sales, driven by the larger company-owned store base and price increases.

●	Total product and retail gross profit increased to $0.4 million in the second quarter of fiscal 2027 compared to a gross loss of less than $0.1 million in the second quarter of fiscal 2026. Gross margin improved to 8.0% from (0.6)%, reflecting pricing actions and production efficiencies.

●	Total costs and expenses were $7.7 million in the second quarter of fiscal 2027, up from $7.3 million in the second quarter of fiscal 2026. The increase primarily reflects the larger company-owned store base and higher franchise and general and administrative costs. These increases were partially offset by lower cost of sales and sales and marketing expenses.

●	Net loss was $1.3 million or $(0.14) per share for the second quarter of fiscal 2027, compared to a net loss of $0.7 million or $(0.09) per share in the second quarter of fiscal 2026.

●	EBITDA loss was $0.7 million in the second quarter of fiscal 2027 compared to a loss of $0.1 million in the second quarter of fiscal 2026.

In the fiscal second quarter, the Board formed a strategic committee, which with the assistance of its advisors, is exploring strategic alternatives that may be available to the Company. Alternatives may include, among other things, a possible sale, merger, or other business combination, or a going-private transaction. In connection with this process, the Company has received expressions of interest from third parties. There can be no assurance that this review of strategic alternatives will result in any transaction or other strategic change.

Subsequent Events

Subsequent to quarter end, the Company completed a $6.6 million sale-leaseback transaction with American Heritage Legacies, LLC for its manufacturing facility located in Durango, Colorado. The sale was completed and the lease commenced on October 16, 2026. Net proceeds from the sale of the property have been used to repay $6.6 million in debt, which bears interest at 12% per annum. In connection with the repayment, the Company incurred prepayment penalties and related costs of $0.3 million.

On October 16, 2026, the Company entered into a loan agreement with Alpine Bank, where the Company received an advance of $2.0 million for working capital purposes. The loan matures on October 16, 2028, and bears interest at the prime rate plus 1%. Additional information is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2026.

Conference Call Information

The Company will conduct a conference call to discuss its financial results. There will be no question-and-answer session. The conference call details are as follows:

Date: Monday, October 19, 2026

Time: 5:00 p.m. Eastern time

Dial-in registration link: here

Live webcast registration link: here

Please dial into the conference call 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact the Company’s investor relations team at RMCF@elevate-ir.com.

The conference call will also be broadcast live and available for replay in the investor relations section of the Company’s website at https://ir.rmcf.com/.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc. is a leading franchisor, manufacturer and retailer of premium chocolates and other confectionery products. As America’s Chocolatier® since 1981, the Company produces an extensive assortment of premium chocolates, gourmet caramel apples and other handcrafted confections. Headquartered in Durango, Colorado, Rocky Mountain Chocolate Factory is ranked among Entrepreneur’s Franchise 500® for 2026. Together with its franchisees and licensees, the Company operates approximately 250 Rocky Mountain Chocolate Factory locations across the United States and internationally. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “RMCF.”

Forward-Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These forward-looking statements involve various risks and uncertainties. The statements, other than statements of historical fact, included in this press release are forward-looking statements. Many of the forward-looking statements contained in this document may be identified by the use of forward-looking words such as “will,” “intend,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “potential,” or similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements regarding future financial and operating results and anticipated outcomes of our business strategy and plan, our liquidity and ability to continue as a going concern, our strategic review and any resulting transaction, the anticipated benefits of the sale-leaseback of our Durango facility and our credit facility with Alpine Bank, our efforts to improve production, fulfillment and distribution and pursuit of higher-margin product opportunities are forward-looking statements. Management of the Company believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause our Company’s actual results to differ materially from historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to: inflationary impacts, changes in the confectionery business environment, seasonality, consumer interest in our products, receptiveness of our products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of our co-branding strategy, the success of international expansion efforts and the effect of government regulations. For a detailed discussion of the risks and uncertainties that may cause our actual results to differ from the forward-looking statements contained herein, please see the section entitled “Risk Factors” contained in our periodic reports, each filed with the Securities and Exchange Commission.

Investor Contact

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

RMCF@elevate-ir.com

Media Contact

Raymond Barrett
Director of Marketing
(305) 801-5641
rbarrett@rmcf.net

Rocky Mountain Chocolate Factory, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2026	2025	2026	2025
Revenues
Sales	$5,310	$5,183	$10,191	$9,900
Franchise and royalty fees	1,342	1,640	2,574	3,296
Total revenue	6,652	6,823	12,765	13,196

Costs and Expenses
Cost of sales	4,887	5,216	9,589	9,608
Franchise costs	784	552	1,275	1,147
Sales and marketing	162	223	352	429
General and administrative	1,328	976	2,608	1,977
Retail operating	435	227	752	433
Depreciation and amortization, exclusive of depreciation and amortization expense of $232, $238, $459 and $465, respectively, included in cost of sales	141	108	280	226
Total costs and expenses	7,737	7,302	14,856	13,820

Loss from Operations	(1,085)	(479)	(2,091)	(624)

Other Income (Expense)
Interest expense	(211)	(190)	(419)	(378)
Interest income	15	7	61	16
Other (expense) income, net	(196)	(183)	(358)	(362)

Loss Before Income Taxes	(1,281)	(662)	(2,449)	(986)

Income Tax Provision (Benefit)	-	-	-	-

Net Loss	$(1,281)	$(662)	$(2,449)	$(986)

Basic Loss per Common Share	$(0.14)	$(0.09)	$(0.26)	$(0.13)

Diluted Loss per Common Share	$(0.14)	$(0.09)	$(0.26)	$(0.13)

Weighted Average Common Shares Outstanding - Basic	9,447,259	7,786,384	9,418,824	7,764,351
Dilutive Effect of Employee Stock Awards	-	-	-	-
Weighted Average Common Shares Outstanding - Diluted	9,447,259	7,786,384	9,418,824	7,764,351

Rocky Mountain Chocolate Factory, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	August 31, 2026 (unaudited)	February 28, 2026
Assets
Current Assets
Cash and cash equivalents	$416	$1,218
Accounts receivable, less allowance for credit losses of $128 and $128, respectively	2,951	2,545
Notes receivable, current portion, less current portion of the allowance for credit losses of $28 and $28, respectively	63	59
Refundable income taxes	56	58
Inventories	2,588	4,057
Prepaid expenses	1,003	831
Total current assets	7,077	8,768
Property and Equipment, Net	8,724	8,775
Other Assets
Notes receivable	6	36
Goodwill	576	576
Intangible assets, net	691	733
Lease right of use asset	1,706	1,310
Other	14	14
Total other assets	2,993	2,669
Total Assets	$18,794	$20,212
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$4,922	$5,088
Accrued salaries and wages	441	406
Notes payable	6,780	-
Gift card liabilities	654	654
Other accrued expenses	286	64
Contract liabilities	106	105
Lease liability	416	282
Total current liabilities	13,605	6,599
Notes payable, less current portion	114	6,568
Lease liability, less current portion	1,324	1,054
Contract liabilities, less current portion	538	575
Deferred income taxes	187	187
Total Liabilities	15,768	14,983
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.001 par value per share; 250,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 46,000,000 shares authorized, 9,518,636 shares and 9,354,620 shares issued and outstanding, respectively	10	9
Additional paid-in capital	15,413	15,168
Accumulated deficit	(12,397)	(9,948)
Total stockholders’ equity	3,026	5,229
Total Liabilities and Stockholders’ Equity	$18,794	$20,212

Rocky Mountain Chocolate Factory, Inc. and Subsidiaries

Condensed Consolidated Computation of Adjusted Gross Margin

(In Thousands)

(Unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2026	2025	2026	2025
Total gross margin	$423	$(33)	$602	$292
Plus: depreciation and amortization	232	238	459	465
Total Adjusted Gross Margin (non-GAAP measure)	$655	$205	$1,061	$757

Total Adjusted Gross Margin (non-GAAP measure)	12.3%	4.0%	20.0%	14.6%

Rocky Mountain Chocolate Factory, Inc. and Subsidiaries

Condensed Consolidated Computation of EBITDA

(In Thousands)

(Unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2026	2025	2026	2025
Net loss	$(1,281)	$(662)	$(2,449)	$(986)
Plus: depreciation and amortization	373	346	739	691
Plus: interest	196	183	358	362

Total	$(712)	$(133)	$(1,352)	$67

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, EBITDA loss and Adjusted Gross Margin. The Company defines EBITDA loss as net earnings before interest, taxes on income, and depreciation and amortization. The Company defines Adjusted Gross Margin as gross margin plus depreciation and amortization included in the cost of sales. Reconciliations of EBITDA loss and Adjusted Gross Margin with their most directly comparable GAAP measure is included in this press release.

These are supplemental measures of performance that are not required by, or presented in accordance with, GAAP. The Company believes Adjusted Gross Margin is useful to investors, as a supplement to gross margin and other performance measures calculated in accordance with GAAP, because it provides a measure of operating performance that is unaffected by non-cash depreciation and amortization. Management also uses Adjusted Gross Margin, rather than gross margin, to make incremental pricing decisions. The Company believes EBITDA (loss) is useful to investors because it helps them evaluate the Company’s core operating performance without the effects of financing decisions, income taxes and non-cash depreciation and amortization, and management uses EBITDA (loss) to evaluate the Company’s operating performance from period to period.

EBITDA (loss) and Adjusted Gross Margin have limitations as analytical tools because they exclude the impact of depreciation and amortization expense and, in the case of EBITDA (loss), interest and income taxes. They should not be considered in isolation or as a substitute for any measure reported under GAAP. The Company’s use of capital assets makes depreciation and amortization expense a necessary element of its costs and its ability to generate income. Because of these limitations, the Company uses EBITDA (loss) and Adjusted Gross Margin only in conjunction with GAAP measures of performance, such as net loss and gross margin. In addition, other companies may calculate similarly titled measures differently, so the Company’s non-GAAP financial measures may not be comparable to those of other companies.